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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CAMDEN PROPERTY TRUST

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

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On February 23, 2005, Camden Property Trust issued the following press release:

CAMDEN PROPERTY TRUST ANNOUNCES PRELIMINARY RESULTS OF
ELECTION REGARDING MERGER

Houston, TX, February 23, 2005 — Camden Property Trust (NYSE: CPT) today announced the preliminary results of elections made by Summit stockholders as to the form of merger consideration to be received in the pending merger of Camden and Summit. Camden has been informed that as of February 23, 2005, there were 31,567,372 shares of Summit common stock and 35,229 restricted shares outstanding. Of these shares (which include 9,833,107 tendered pursuant to guaranteed delivery):

•	18,882,432 of the shares, or 59.7%, elected to receive shares, and 11,215,417 of the shares, or 35.5%, elected to receive cash; and

•	1,504,752 of the shares, or 4.8%, did not make a valid election.

Based on preliminary election results and the number of shares of Summit common and restricted stock outstanding on February 23, 2005, and applying the reallocation provisions set forth in the merger agreement, the merger consideration to be received would be as follows:

•	stockholders making an election to receive cash would receive $31.20 per Summit share;

•	stockholders making an election to receive Camden shares would receive .62395 of a Camden share and $2.09 per Summit share; and

•	non-electing stockholders would receive $31.20 with respect to all of the Summit shares they own.

The actual merger consideration will be computed using the formula in the merger agreement and will be based on, among other things, the actual number of shares of Summit common stock outstanding at the effective time of the merger and the results of the election process. A press release announcing the final merger consideration will be issued after the final merger consideration is determined.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Camden operates, management’s beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

Camden Property Trust is a real estate company engaged in the ownership, development, acquisition, management and disposition of multifamily apartment communities. Camden owns interests in and operates 143 properties containing 51,024 apartment homes in the Sunbelt and Midwestern markets from Florida to California. Upon completion of three properties under development, the Company’s portfolio will increase to 52,138 apartment homes in 146 properties. For additional information, please contact Camden’s Investor Relations Department at 1-800-9Camden or 713/354-2787 or access Camden’s website at www.camdenliving.com.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of Summit with and into a wholly owned subsidiary of Camden, on January 25, 2005, Camden filed with the Securities and Exchange Commission a registration statement on Form S-4 that contains a joint proxy statement/prospectus and a registration statement on Form S-4 that contains a consent solicitation/prospectus. INVESTORS AND SECURITY HOLDERS OF CAMDEN AND SUMMIT ARE URGED TO READ THE MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CAMDEN, SUMMIT AND THE MERGER. The relevant materials, and any other documents filed by Camden or Summit with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Camden by directing a written request to Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, TX 77046, Attention: Investor Relations, and free copies of the documents filed by with the SEC by Summit by directing a written request to Summit Properties Inc. 309 East Morehead Street, Suite 200, Charlotte, NC 28202, Attention: Investor Relations. Investors and security holders are urged to read the joint proxy statement/prospectus and the consent solicitation/prospectus and the other relevant materials before making any voting or investment decision with respect to the merger.

Camden, Summit and their respective executive officers, trust managers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Camden and Summit in connection with the merger. Information about those executive officers and trust managers of Camden and their ownership of Camden common shares is set forth in the proxy statement for Camden’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2004. Information about the executive officers and directors of Summit and their ownership of Summit common stock is set forth in the proxy statement for Summit’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2004. Investors and security holders may obtain additional information regarding the direct and indirect interests of Camden, Summit and their respective executive officers, trust managers and directors in the merger by reading the joint proxy statement/prospectus and the consent solicitation/prospectus.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.